Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Celgene Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-70083, 333-91977, 333-39716, 333-65908, 333-107980, 333-126296, 333-138497, 333-152655, 333-160955, 333-177669, 333-184634, 333-191996, 333-199638 and 333-207840) on Form S-8 and in the registration statements (Nos. 333-02517, 333-32115, 333-52963, 333-87197, 333-93759, 333-107977, 333-107978 and 333-191998) on Form S-3 of Celgene Corporation of our reports dated February 11, 2016, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2015, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Celgene Corporation and subsidiaries.

Our report dated February 11, 2016 on the consolidated financial statements refers to the Company’s adoption on a prospective basis of FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes which requires all deferred tax assets, liabilities and associated valuation allowances to be classified as non-current.

/s/ KPMG LLP

Short Hills, New Jersey
February 11, 2016